CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61373, 33-51916, 33-51896, 33-51898, 33-41415, 33-41413, 33-296000, 333-56831, 333-06119, 333-34988, 333-51478 and 333-115836 of Ross Stores Inc. and Subsidiaries on Form S-8 of (i) our report dated April 13, 2005 relating to the consolidated financial statements of Ross Stores, Inc. and Subsidiaries and (ii) our report dated April 13, 2005 relating to managements report on internal control over financial reporting, appearing in this annual report on Form 10-K of Ross Stores Inc. and Subsidiaries for the fiscal year ended January 29, 2005.

DELOITTE & TOUCHE LLP
San Francisco, California
April 13, 2005